Exhibit 3.1

ENDORSED-FILED
In the office of the Secretary of State of the State of California

NOV 15 2007

ARTICLES OF INCORPORATION

OF

mySkin, Inc.

FIRST. The name of the corporation is mySkin, Inc.

SECOND. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD. The name of the corporation’s initial agent for service of process in the State of California is Marichelle Stoppenhagen, 1328 W. Balboa Blvd. Suite C., Newport Beach, California 92661.

FOURTH. (a) The corporation is authorized to issue two classes of shares, each with $0.001 as par value, designated “Common Stock” and “Preferred Stock,” respectively. The number of shares of Common Stock to be issued is 50,000,000 and the number of shares of Preferred Stock authorized to be issued is 5,000,000.

(b) The Preferred Stock may be divided into such number of series as the board of directors may determine. The board of directors is authorized to determine and alter the rights, preferences, priviliges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of the shares of that series.

The personal liability of the directors of the corporation for monetary damages for breach of fiduciary duty shall be eliminated to the fullest extent permissible under California law. The corporation is authorized to indemnify it’s directors and officers to the fullest extent permissible under California law.

IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation on the date below.

Date: November 13, 2007

LegalZoom.com, Inc., Incorporator

By: /s/ Aimee Carramanzana
Aimee Carramanzana, Assistant Secretary

[Seal of the Office of the Secretary of State]

State of California
Secretary of State

I, DEBRA BOWEN, Secretary of State of the State of California, hereby certify:

The the attached transcript of 2 page(s) has been compared with the record on file in this office, of which it purports to be be a copy, and that is full, true and correct.

[The Great Seal of the State of California]

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of

Nov. 15, 2007

/s/ Debra Bowen
Debra Bowen
Secretary of State